Exhibit 10.13

May 6, 2016

Mr Federico Tripodi

12510 Cinema Lane

Saint Louis, MO 63127

Dear Mr Tripodi,

On behalf of Calyxt, Inc., (the “Company”), I am pleased to offer you a position with the Company as Chief Executive Officer (CEO). This offer letter agreement (this “Letter”) sets forth the terms of your offer which, if you accept, will govern your employment with the Company.

1.	Certain Definitions. Certain words or phrases used in this Letter with initial capital letters will have the meanings set forth in paragraph 10 hereof.

2.	Employment. If you accept the terms of this Letter by May 6, 2016, the Company will employ you beginning on May 23, 2016 (the “Effective Date”), upon the terms and conditions set forth in this Letter, and ending as provided in paragraph 7 hereof. Notwithstanding anything in this Letter to the contrary, you will be an at-will employee of the Company and you or the Company may terminate your employment with the Company for any reason or no reason at any time. The period during which you are employed by the Company is referred to in this Letter as the “Employment Term.” For sake of clarity, the employment will no be effective and this offer letter will automatically terminate if the Company has not received confirmation of representative given by you as per paragraph 12 by May 20, 2016.

3.

Position and Duties. You shall serve as CEO of the Company and shall have the duties, responsibilities and authority consistent with an executive serving in such position, subject to the Company’s right to reasonably change such duties, responsibilities and authority, either generally or in specific instances. Further designation of duties shall be made to you performed subject to the understanding between you and the Company that you shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities of CEO. Otherwise, you agree to perform all duties reasonably assigned. You shall devote all of your business time and attention to the performance of your duties under this Letter and will not engage in any other business activities, without the prior consent of the Company’s Board of Directors. Notwithstanding the foregoing, you will be permitted to purchase and own less than five percent (5%) of the publicly-traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls such corporation, and provided further that this ownership does not interfere with the performance of your duties and responsibilities to the Company, including but not limited to the duties and responsibilities set forth in this Section 3. You will report to the Chairman of Board of Directors of Calyxt. All of the Company’s departments and employees shall, ultimately, report to you as CEO, except the Information Systems and Network Department employees who will directly report to the Mother Company. The support functions will have dotted line to the Mother Company, following the internal procedures and rules of the Group.

4.	Place of Employment and Permanent Residence.

(a)	The principal place of your employment will be the Company’s corporate office that is presently located in New Brighton, Minnesota, as it may be established from time to time, except that you may be required to travel on Company business during your employment.

(b)	Given the importance and nature of your position as CEO of Calyxt, and the Company’s business need for you to reside near its office in New Brighton, Minnesota, you agree to relocate your permanent, full-time domicile to a residence within fifty (50) miles by car of the Company’s headquarters no later than six (6) months after the Effective Date The terms related to such relocation are set forth on the attached Exhibit A.

5.	Annual Performance Objectives and Review. The Company’s Board of Directors shall annually establish performance objectives for your service as CEO, after giving consideration to your input and consultation (“Performance Objectives”) within thirty (30) days of the Effective Date and by February 28 of each subsequent year of employment. The Board of Directors shall review annually your performance against the Performance Objectives and shall, within thirty (30) days of December 31 of each year that you serve as CEO, prepare a written performance evaluation for you. You shall be provided a copy of each such evaluation for your review during or prior to the performance review. The Board reserves the right to modify the objectives during the year.

6.	Compensation and Benefits.

(a)	Salary. The Company shall pay you an annualized salary of $345,000 (the “Base Salary”) during the Employment Period in periodic installments in accordance with the Company’s payroll practices as may be in effect from time to time, but not less frequently than monthly. Your Base Salary will be subject to review at least annually by the Board in conjunction with your annual performance review and the Board may, but will not be required to, increase your Base Salary during the Employment Term. Any modification of your Base Salary resulting in a decrease in the annualized amount must be approved in writing by you.

(b)	Annual Performance Bonus. For each calendar year of the Employment Term, you will be eligible to receive an annual performance bonus (“Annual Performance Bonus”) from the Company, with the target amount of such bonus equal to fifty percent (50%) of your Base Salary. You are eligible to earn a prorated Annual Performance Bonus for your individual contribution and the Company’s performance between the Effective Date and December 31, 2016. Your Annual Performance Bonus will be based on achievement of individual and/or Company performance goals that are established by the Board in accordance to paragraph 5. Following the close of each calendar year, the Board shall determine whether you have earned an Annual Performance Bonus, and the amount of any such bonus, based on the goals established at the beginning of the year. Payment of the Annual Performance Bonus is expressly conditioned upon your employment with the Company on the date the Annual Performance Bonus is paid, except in case of Termination Without Cause (as defined in paragraph 10) and conditions detailed in paragraph 8(b)(i). The Annual Performance Bonus will be paid within seventy-five (75) days after the end of the calendar year to which it relates. Your target Annual Performance Bonus percentage will be subject to periodic review and adjustment by the Board, in its sole discretion, from time to time. The Board reserves the right to modify, substitute or eliminate the Annual Performance Bonus in any subsequent fiscal year during the Employment Term. Any modification of your target amount of the Annual Performance Bonus resulting in a decrease of such target amount must be approved in writing by you.

(c)	Equity Award.

(i)	Not later than ninety days after the Effective Date, you will be granted a non-qualified stock option (the “Option”) to purchase up to 850 shares of the Company’s Common Stock, pursuant to the Company’s Stock Incentive Plan (the “Plan”). The initial exercise price of the Option shall be equal to the fair market value per share of the Company’s Common Stock as of the date of grant. The estimated vesting schedule shown on Exhibit A is a fair representation of the vesting of the current Plan which is also subject to other terms, conditions and definitions.

(ii)	You will be eligible to participate in and receive additional stock option or equity award grants under the Company’s equity incentive plan from time to time in the sole discretion of the Board, and in accordance with the terms and conditions of such plans.

(d)	Executive Benefits Package. You will be entitled during your employment to participate in the Company’s Executive Benefits Package. The Company’s “Executive Benefits Package” means those benefits (including benefits for which substantially all of the employees of the Company are from time to time generally eligible), as determined from time to time by the Company’s Board of Directors (the “Board”). The Company reserves the right to amend or cancel any employee benefit plans, programs, or practices at any time in its sole discretion, subject to the terms of the employee benefit plan and applicable law.

(e)	Vacation. During the Employment Term, you shall be entitled to the greater of (i) the number of paid vacation days pursuant to the Company’s existing policies regarding paid vacations or (ii) twenty (20) days of paid vacation per calendar year. Beginning on the Effective Date, your vacation time will accrue on a monthly basis at a rate of 1.67 days per month. Vacation time that is not used by you in the calendar year it accrues may be carried over to the next calendar year, but you will cease to accrue additional vacation time beyond your annual accrual (i.e., 20 days) in any calendar year until you have taken vacation and your accrued vacation time has dropped below the maximum annual accrual of 20 days.

(f)	Business Expenses. The Company will reimburse you for reasonable and necessary business expenses incurred by you in the conduct of Company business, in accordance with the Company’s reimbursement policies and procedures.

7.	Termination Events.

Your employment with the Company will continue until terminated upon the occurrence of any of the following events:

(a)	Your death;

(b)	Your Permanent Disability;

(c)	Your written notice of your termination of your employment to the Board of Directors;

(d)	The termination of your employment by the Company at any time Without Cause (as defined in paragraph10) with the termination to take effect as determined by the Company; or

(e)	The termination of your employment by the Company For Cause (as defined in paragraph 10), with the termination to take effect immediately upon written notice by the Company to the Employee or upon a date determined by the Company.

8.	Consequences of Termination.

(a)	Compensation upon Termination by Company – For Cause. Upon the termination of your employment For Cause, you will cease to have any rights to Base Salary, bonus awards, expense reimbursements, fringe benefits or any other compensation or benefits of any nature, except that you will be entitled to receive any Base Salary that has accrued but is unpaid, any reimbursable expenses that have been incurred but are unpaid, and any unused vacation days that have accrued under the Company’s vacation policy, as of your Termination Date, which will be paid in accordance with Company’s usual payroll procedures. (collectively, the “Accrued Amounts”).

(b)	Compensation upon Termination by Company – Not For Cause.

(i)	Upon the termination Without Cause of your employment provided for in paragraph 7(d), you will cease to have any rights to Base Salary, bonus awards, expense reimbursements, fringe benefits or any other compensation or benefits of any nature, except that you will be entitled to receive the Accrued Amounts and Annual Performance Bonus on a prorata temporis basis.

(ii)

So long as you are complying with the non-compete and other applicable obligations set forth in this agreement, the Company shall continue to pay you Severance Pay in an amount equal to twelve (12) months of Base Salary at a rate in effect on the date of termination, reduced by any required federal, state and local taxes and any other applicable withholdings or deductions, with the Company’s payment of such salary continuation payable in periodic installments in accordance with the Company payroll practices. You agree and acknowledge that the Company may condition the receipt of any Severance Pay due to you pursuant to this paragraph upon: (i) you entering into a full release of claims in favour of the Company, its affiliates and subsidiaries and their respective officers and directors and separation agreement in such form as to be provided by the Company and (ii) such general release becomes effective within twenty-one (21) business days after the day it is provided to you for execution, and is not thereafter revoked by you, and provided further that you comply with all terms and conditions of this separation agreement, you will receive the benefit to which you are entitled. In the event the Company invokes its non-compete option as provided for in paragraph 9(b), your severance payment will end and the other terms and conditions of this separation agreement will continue.

(c)	Compensation upon Termination – By You. Upon your voluntary termination of your employment provided for in paragraph 7(c), you will cease to have any rights to Base Salary, bonus awards, expense reimbursements, fringe benefits or any other compensation or benefits of any nature, except that you will be entitled to receive the Accrued Amounts.

(d)	Compensation Upon Termination – Death or Permanent Disability. In the event your employment is terminated because of death or Permanent Disability, you will cease to have any rights to Base Salary, bonus awards, expense reimbursements, fringe benefits or any other compensation or benefits of any nature, except that you will be entitled to receive the Accrued Amounts. In the event your employment is terminated as a result of your death, your spouse or, if you are not married at the time of your death, your estate will be entitled to the Accrued Amounts.

9.	Competitive Activity; Confidentiality; Non-Solicitation; Discoveries and Inventions; Works Made for Hire.

(a)

Acknowledgements and Agreements. You hereby acknowledge and agree that in the performance of your duties to the Company, you will be brought into frequent contact with existing Customers and Potential Customers of the Company throughout the world. You agree that trade secrets and confidential information of the Company, more fully described in subparagraph 9(e)(i), gained by you during your association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. You further understand and agree that the foregoing makes it necessary for the protection of the Company’s Business that you do not compete with the Company during your employment with the Company and that you do not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.

(b)	Competitive Activity.

(i)	While employed by the Company, and for a period of one (1) year following your Termination Date, you are obligated to provide notice to Cayxt of future activity and responsibilities (as provided for in subparagraph 9(b)(ii)) prior to starting a new position. Upon receipt of such notice, the Company will have a 10-day window to exercise a non-compete for a period not to exceed 12 months from the Termination Date. In such event, the Company will pay you your base salary according to the Company payroll schedule less applicable withholdings. In the even (i) you are terminated without cause by the Company, (ii) the Company is paying a severance payment to you, and (iii) the Company invokes its non-compete option, your severance payments will end and the non-compete payment will begin for a period not to exceed one year from Termination Date. In the event you breach this clause, you agree to reimburse immediately all severance and non-compete payments you received from the Company.

(ii)	Direct or Indirect Competition. For the purpose of subparagraph 9(b)(i) but without limitation thereof, you shall notify the Company if you engage in any or all of the activities set forth therein directly as an individual on your own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which you or your spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent of the outstanding stock.

(iii)	If it is judicially determined that you have violated subparagraph 9(b)(i), then the period applicable to each obligation that you have been determined to have violated will automatically be extended from the date of judicial determination by a period of time equal in length to the period during which such violation(s) occurred.

(c)	The Company. For purposes of this subparagraph 9(c), the Company will include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which you worked or had responsibility at the time of termination of your employment and at any time during the two-year period prior to such termination.

(d)	Non-Solicitation.

(i)	Of Customers. You will not directly or indirectly at any time during the period of your employment or for a period of twenty-four (24) months following your Termination Date, directly or indirectly, solicit, divert, or take away or supervise any other person, firm, or other entity in soliciting, diverting, or taking away any Customer or Prospective Customer of the Company for the purpose of selling, performing or providing services related to he Company Business to that Customer or Prospective Customer.

(ii)	Of Employees. You will not, directly or indirectly, at any time during the period of your employment or for a period of twenty-four (24) months following your Termination Date solicit, hire, employ, engage, affiliate with for profit, retain (or assist any other person or entity in soliciting, hiring, employing, engaging, affiliating for profit or retaining) any person who was a Company employee or consultant or independent contractor at any time during the one (1)-year period prior to your soliciting, hiring, employing, engaging, affiliating for profit or retaining, whether for your benefit or the benefit of any other person or organization other than the Company, or solicit, induce, or encourage any such person to terminate or leave the Company’s employ, engagement, or other remunerative relationship with the Company. You acknowledge that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e)	Confidentiality.

(i)

You will keep in strict confidence, and will not, directly or indirectly, at any time, during or after your employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing your duties of employment, use any trade secrets or confidential business and technical information of the Company or its Customers, suppliers or vendors, without limitation as to when or how you may have acquired such information. Such confidential information will include, without limitation, all information belonging to the Company, its affiliates, subsidiaries, or any other person or entity that has entrusted information to the Company in confidence, technology, computer programs or programming, systems, software, software codes, designs, data bases, trade secrets, know-how, research, methods, manuals, records, product or service ideas or plans, work-in-progress, results, algorithms, inventions, developments, original works of authorship, discoveries, experimental processes, experimental results, unpublished patent applications, laboratory notebooks, processes, formulas, investigation or research techniques, engineering designs and drawings, hardware configuration information, regulatory information, medical reports, clinical data and analysis reagents, cell lines, biological materials, chemical formulas, financial information including but not limited to price lists, pricing methodologies, cost data, financial forecasts, historical financial data, and budgets, marketing information, including but not limited to market share data, marketing plans, licenses, business plans, lists of the needs and preferences of Customers and Prospective Customers, promotional materials, training courses and other training and instructional materials, vendor and product information, all agreements with third parties and terms of agreements, transactions and potential transactions, negotiations, information relating to employees and consultants of the Company, including names, contact information, and expertise, lists of or information relating to suppliers and vendors and other business information disclosed by the Company (whether by oral, written, graphic or machine-readable format) which confidential information is designated in writing to be confidential or proprietary, or if given orally, is confirmed in writing as having been disclosed as confidential or proprietary within a reasonable time (not to exceed 30 days after the oral disclosure), or which information would, under the circumstances appear to a reasonable person to be confidential or proprietary.

(ii)	You specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company, and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and your use of such information during your employment with the Company (except in the course of performing your duties and obligations to the Company) or after the termination of your employment will constitute a misappropriation of the Company’s trade secrets.

(iii)	You agree that upon termination of your employment with the Company, for any reason, you will return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any documents in whatever form (electronic, hard copy, etc.) or materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 9(e)(i) of this Letter. You agree that all confidential information, as listed in subparagraph 9(e)(i) of this Letter is the sole property of the Company and you have no right, title or interest to this property. In the event that such items are not so returned, the Company will have the right to charge you for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(iv)	Notwithstanding the above, you will have no liability to the Company with regard to any confidential information you can prove was in the public domain at the time it was disclosed or entered the public domain through no fault of yours.

(f)	Discoveries and Inventions; Work Made for Hire.

(i)	You agree that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by you for the Company, you will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. (together, “Discoveries and Inventions”) Subject to the requirements of applicable state law, if any, you understand that Discoveries and Inventions will not include, and the provisions of this Letter will not apply to any idea, discovery, invention, improvement, software, writing or other material or design that qualifies fully for exclusion under the provisions of applicable state law. You also agree that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by you, either solely or jointly with others, within one year following termination of your employment under this Letter or any successor agreements will be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii)	You agree that during your employment, and for one year after termination of your employment under this Letter or any successor agreements, you will disclose immediately and fully to the Company any Discovery and Invention conceived, made or developed by you solely or jointly with others. The Company agrees to keep any such disclosures confidential. You also agree to record descriptions of all work in the manner directed by the Company, agree that all such records and copies, samples and experimental materials will be the exclusive property of the Company, and agree not to remove these records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. You agree that at the request of and without charge to the Company, but at the Company’s expense, you will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that you will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure you signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of your physical or mental incapacity or for any other reason whatsoever, you irrevocably designate and appoint the General Counsel of the Company as your attorney-in-fact to act on your behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark. Any assignment of the rights to an idea, discovery, invention, improvement, software, writing or other material or design includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, any other rights throughout the world that may be known or referred to as “moral rights,” “artists rights,” “droit moral,” or the like. (“Moral Rights”) To the extent that Moral Rights cannot be assigned under applicable law, you hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(iii)	You acknowledge that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by you during your employment with the Company will be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items will belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date), All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g)	Communication of Contents of Letter. While employed by the Company and for one year thereafter, you may communicate the contents of paragraph 9 of this Letter to any person, firm, association, partnership, corporation or other entity that you intend to be employed by, associated with, or represent.

(h)	Former Agreements and Obligations. You agree that you will not disclose to the Company or induce the Company to use any secret or confidential information belonging to your former employers. Except as indicated, you warrant that you are not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit your right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. Prior the Effective Date of employment with the Company, you agree to provide the Company with a copy of any and all agreements with a third party that preclude or limit your right to make disclosures or to engage in any other activities contemplated by your employment with the Company. Without prejudice of the above, the Company hereby acknowledges and understands that, as part of your confidential employment contract with your previous employer, you may have confidentiality provisions that survive termination of employment.

(i)	Relief. You acknowledge and agree that the remedy at law available to the Company for breach of any of your obligations under this Letter would be inadequate. You therefore agree that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 9(b), 9(d), 9(e), 9(f), 9(g) and 9(h) inclusive, of this Letter, without the necessity of proof of actual damage or the need to post a bond.

(j)	Reasonableness. You acknowledge that your obligations under this paragraph 9 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if you were to violate such obligations. You further acknowledge that this Letter is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Letter and by other consideration, which you acknowledge constitutes good, valuable and sufficient consideration.

10.	Definitions.

(a)	“Customer” means any client, customer or account, including, but not limited to any person, firm, corporation, association or other business entity of any kind to which the Company has provided or is providing products or services.

(b)	“Company’s Business” means the research, development, and/or commercialization of products and services based on gene-editing technologies in the field of agriculture, food and plant sciences, which is to be construed to include all research, development, and/or commercialization of products and services as may hereinafter evolve within the gene editing field or is in planning or developmental stages at the Company.

(c)	“Permanent Disability” means that, because of accident, disability, or physical or mental illness, you are incapable of performing your duties to the Company or any subsidiary, as determined by the Board. Notwithstanding the foregoing, you will be deemed to have become incapable of performing your duties to the Company or any subsidiary, if you are incapable of so doing for (i) a continuous period of 90 days and remain so incapable at the end of such 90 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remain so incapable at the end of such aggregate period of 180 days.

(d)	“Prospective Customer” means any prospective client, customer or account, including, without limitation, any person, firm, corporation, association or other business entity of any kind with which the Company had any negotiations or substantial discussions regarding the possibility of providing products or services within the one (1) year period preceding your Termination Date

(e)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance issued thereunder.

(f)	“Termination Date” means the effective date of your termination of employment with the Company.

(g)	“Termination For Cause” means the termination by the Company of your employment with the Company or any subsidiary as a result of (i) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (ii) your engagement in an act of fraud, dishonesty, or unauthorized disclosure of Confidential Information (as defined in this Letter); (iii) your willful failure or refusal to comply with any valid and legal directive of the Board of Directors; (iv) your gross negligence or willful misconduct with respect to the Company or any subsidiary or affiliate of the Company; (v) your failure or refusal to substantially perform your duties and responsibilities as CEO, (other than such failure resulting from incapacity due to physical or mental illness) which is not cured within five (5) days after written notice thereof to you; (vi) your material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during your employment, which is not cured within five (5) days after written notice thereof to you; or (vii) your material breach of this Letter or any other agreement with the Company, which is not cured within thirty (30) days after written notice thereof to you.

(h)	“Termination Without Cause” means the termination by the Company of your employment with the Company for any reason other than a termination for Permanent Disability, death, or a Termination for Cause.

11.	Section 409(A).

(a)

General Compliance. This Letter is intended to comply with Section 409(A) or an exemption thereunder and will be construed and administered in accordance with Section 409(A). Notwithstanding any other provision of this Letter, payments provided under this Letter may only be made upon an event and in a manner that complies with Section 409(A) or an applicable exemption. Any payments under this Letter that may be excluded from Section 409(a) either as separation pay provided due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409(A) to the maximum extent possible. For purposes of Section 409(A), each installment payment provided under this Letter will be treated as a separate payment. Any payments to be made under this Letter upon a termination of employment will only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Letter comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

(b)	Specified Employees. Notwithstanding any other provision of this Letter, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “non-qualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” at that time as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”) or, if earlier, on your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date (and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs shall be paid to the you in lump sum on the specified Employee Payment date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule.

12.	Representations. As of the Effective Day, you represent and warrant to the Company that:

(a)	Your acceptance of employment with the Company and your performance of the duties and responsibilities under this Letter will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or otherwise bound.

(b)	Your acceptance of employment with the Company and the performance of your duties and responsibilities under this Letter will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

13.	Survival. Upon the termination of this Letter, the respective rights and obligations of the parties hereto will survive this termination to the extent necessary to carry out the intention of the parties to this Letter.

14.	Taxes. The Company may withhold from any amounts payable under this Letter all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Letter, the Company will not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.

15.	Notices. Any notice provided for in this Letter will be in writing, with a copy to respective individual email addresses, and will be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to You:

Mr Federico Tripodi

12510 Cinema Lane

Saint Louis, MO 63127

Notices to the Company:

Mr. André CHOULIKA, President

Calyxt, Inc

600 County Road D STE 8

New Brighton, MN 55112

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Letter will be deemed to have been given when so delivered.

16.

Severability. Whenever possible, each provision of this Letter will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability will not affect any other provision, but this Letter will be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein. Should a determination be made by the Court designated in paragraph 21 hereof that the character or duration scope of paragraph 9 of the Letter is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the parties to the Letter that the provision be construed by the Court in such a manner as to impose only those restrictions on the parties that are reasonable in light of the circumstances as they then exist and as are necessary to assure the parties of the intended benefit of the Letter. If, in any judicial proceeding, the Court refuses to enforce all of the separate provisions included in the Letter because, taken together, they are more extensive than necessary to assure the parties of the intended benefit of the Letter, those provisions which, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, will, for the purpose of such proceeding, be deemed eliminated from the Letter.

17.	Prevailing Party’s Litigation Expenses. In the event of litigation between you and the Company related to this Letter, the non-prevailing party will reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

18.	Complete Agreement. This Letter embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

19.	Counterparts. This Letter may be executed in separate counterparts, each of which will be deemed to be an original and both of which taken together will constitute one and the same agreement.

20.	Successors and Assigns. This Letter will bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. You hereby consent to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

21.	Governing Law. This Letter will be governed by, and construed in accordance with the laws of the State or Minnesota, and any actions to enforce or concerning the interpretation or enforceability of this Letter will take place in the District Courts of Minnesota, Count of Ramsey. You specifically agrees to submit yourself to the jurisdiction of said Courts in the event of a dispute.

22.	Amendment and Waiver. The provisions of this Letter may be amended or waived only with the prior written consent of you and the Company, and no course of conduct or failure or delay in enforcing the provisions of this Letter will affect the validity, binding effect or enforceability of this Letter.

23.	Acknowledgement of Full Understanding. I acknowledge and agree that I have fully read and understand this Letter, and I have had the opportunity to ask questions and consult with an attorney of my choice before signing this Letter.

If these terms are acceptable to you, please sign and date this Letter in the appropriate space below and return it to me as soon as possible. We look forward to you becoming a part of our team.

Please call me with any questions.

Sincerely,

/s/ André Choulika
André CHOULIKA

Date: May 6, 2016

Agreed and Accepted:

/s/ Federico Alberto Tripodi
Federico Alberto Tripodi

Date:	May 6, 2016

EXHIBIT A

Estimated vesting schedule of the Stock Option Plan, subject to other terms, conditions and definitions of this Plan:

•	20% of the Total Number of Shares on the Date of the Grant;

•	10% of the Total Number of Shares on the first anniversary of the Date of the Grant; and

•	5% of the Total Number of Shares on the last day of each calendar quarter beginning after the first anniversary of the Date of Grant;

and provided that the vested portion of this Option shall only become exercisable in the event that a Triggering Event or Initial Public Offering of the Company occurs prior to the Expiration Date of the Option, in which case, an additional 25% of the Total Number of Shares shall immediately vest; and provided further that 100% of the Total Number of Shares shall vest in the event of (i) termination of Optionee without Cause or (ii) resignation of Optionee for Good Reason, each of (i) and (ii) occurs within the 12 months following a Triggering Event. In all cases, in no event will more than 100% of the Total Number of Shares vest.

EXHIBIT B

If you relocated your primary residence to within fifty (50) miles of the Company’s headquarters, on or before November 22, 2016, the Company will provide the following relocation allowances described in (i) below upon satisfaction of the additional conditions described in (iii).

(i)	Relocation Assistance Reimbursement. The Company shall reimburse you for the following for the following types of expenses related to your relocation to a maximum reimbursement of Seventy Eight Thousand Dollars ($78,000):

(a)	Home Sale Assistance: The reasonable expenses incurred in disposing of your current residence, including the legal fees, document preparation fees, re-conveyance or recording fees, real estate transfer taxes, realtor fees and commissions (up to 7%), title policy, mortgage prepayment penalties and other closing costs. Reimbursement will (A) not be provided for loss of value on sale of the home, fixing up and repair costs, prorated taxes after its sale, principal on any mortgage or costs normally paid by buyer, (B) not exceed $50,000 and (C) not be applicable to any expenses incurred in paragraph (i)(a) of this Exhibit B after May 22, 2019.

(b)	House Hunting Trip. The expenses incurred for your and your spouse for up to 5 days/nights to travel to New Brighton, Minnesota area and surrounding counties to locate a new residence which will include air or ground transportation (mileage at the Company’s reimbursement rate or coach class airfare), meals, lodging, baggage handling and transfer, and use of a rental car and shall not exceed $2,000.

(c)	Temporary living and transition expenses. During the period commencing May 23, 2016 through November 22, 2016, Company shall reimburse you for expenses Temporary Living Expenses. Eligible temporary living expenses incurred while living within fifty (30) miles of the Company’s corporate headquarters and prior to relocation to a new residence. Eligible expenses include furnished long-term stay facility (a Residence Inn style facility) or rental home (including utilities), mileage or airfare to St Louis, Missouri for 4 trips per month (on weekends), the use of a rental car until you make permanent transportation arrangements and storage of household. Reimbursement for these costs shall be limited to $5,500 per month for up to six months.

(d)	Home Purchase Closing Costs. Closing costs related to the acquisition of a residence as described in paragraph 4(b) of this letter. Eligible costs would include survey and appraisal fees, legal fees and normal closing costs (such as certification of title fee, loan origination fees and expenses, costs of inspections, filing fees, credit report) and any other typical residential acquisition transaction costs excluding actual mortgage costs or purchase price.

(e)	Movement of Household Goods. The actual cost of preparation, packing, loading, transport, and unloading of household goods for relocation to a new residence. Reimbursable costs include storage costs for your household goods and personal effects either at the destination or point of departure (not both) until a new permanent residence is available, for up to 90 days, as well as travel costs to move Employee and his immediate family members to the new residence. In addition, up to $2,000 would be available for the actual expenses for temporary lodging and meals (for up to 5 days) for you and your spouse while and after household goods are being and have been moved as well as the mileage costs for the actual relocation trip.

(ii)	Income Tax Gross Up Payment. To the extent that the expenses reimbursed pursuant to paragraph (i)(a) of this Exhibit A are not deductible to you for federal income tax purposes, then the Company shall make an additional payment to Employee to compensate you for the income tax cost associated with such non-tax deductible. This payment shall equal thirty percent (30%) of the amount of any reimbursements that are not deductible by you for federal income tax purposes. Provided, however, the foregoing payment shall not, in any instance exceed Twenty Thousand Dollars ($20,000).

(iii)	Conditions of Payment. The foregoing expense reimbursements shall be paid as incurred upon submission for reimbursement requests by you. Further, reimbursement shall be conditioned upon presentation to the Company of all appropriate documentation consistent with the Company’s expense reimbursement policies.

(iv)	Reimbursement of Relocation Expenses. You shall be required to repay all (or a portion of all) of the amounts paid to you, or your behalf, pursuant to paragraph (i)(a) of this Exhibit B under the following conditions.

(a)	If you have not substantially completed relocation on or before November 22, 2016, you shall repay all amounts paid to you to the Company.

(b)	If you do timely complete relocation but voluntarily terminates your employment with the Company or your employment is involuntarily terminated for Cause prior to May 23, 2019, you shall repay a prorated portion of the sums paid to you, within thirty (30) days of termination of employment.